Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat
Level 20, 275 Kent Street
Sydney NSW 2000 Australia
Telephone:	(02) 8253 0390
Facsimile:	(02) 8253 1215

10 June 2009

Company Announcements Platform

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir / Madam

AMENDED ANNOUNCEMENT

Westpac Banking Corporation (“Westpac”) — Dividend Reinvestment Plan 2009 Interim Dividend

The price at which shares will be allotted on 2 July 2009 under Westpac’s Dividend Reinvestment Plan will be $18.46 not $18.43 as previously announced. This includes the discount of 2.5%.

Yours sincerely

Anna Sandham

Head of Group Secretariat